Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR MARCH 2018

Dallas, Texas, March 5, 2018 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.210680 per unit, payable on March 29, 2018, to unit holders of record on March 15, 2018. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/.

This distribution reflects primarily the oil production for December 2017 and the gas production for November 2017. Preliminary production volumes are approximately 47,575 barrels of oil and 490,026 Mcf of gas. Preliminary prices are approximately $52.59 per barrel of oil and $2.71 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	47,575	490,026	$52.59	$2.71
Prior Month	38,744	480,482	$52.31	$2.76

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of February, approximately $2,172,000 of revenue received will be posted in the following month of March in addition to normal receipts during March. Since the close of business in February and prior to this press release, approximately $529,000 in revenue has been received.

The 2017 tax information packets will begin mailing directly to unitholders during the week of March 5th. A copy of Sabine’s 2017 tax information booklet is now available on Sabine’s website. In addition to the tax booklet, the Sabine website also offers two simple calculators for computing the income and expense amounts and the cost depletion. Both calculators have been updated for 2017 tax computation.

The January 1, 2017 Reserve Summary has now been posted on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper
SVP, Royalty Trust Services
Simmons Bank
Toll Free (855) 588-7839